Exhibit 10.6

Confidential portions of this exhibit have been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. The redacted terms have been marked at the appropriate place with “[XXX]”.

BLACK MASS OFFTAKE AGREEMENT

THIS BLACK MASS OFFTAKE AGREEMENT (the “Agreement”) is made as of May 31, 2022 (the “Execution Date”),

BETWEEN	Glencore Ltd., a company organized and existing under the laws of Switzerland Hereinafter called “Glencore”

AND	Li-Cycle Holdings Corp. a corporation organized and existing under the laws of the Province of Ontario, Canada, Hereinafter called “Li-Cycle”

AND	Li-Cycle Americas Corp. a corporation organized and existing under the laws of the Province of Ontario, Canada, Hereinafter called “North America Seller”

AND	Li-Cycle Europe AG a corporation organized and existing under the laws of Switzerland, Hereinafter called “EMEA Seller”

AND	Li-Cycle Asia Pacific Pte Ltd. a corporation organized and existing under the laws of Singapore, Hereinafter called “APAC Seller”

RECITALS:

WHEREAS Glencore is a leading global producer and marketer of commodities; and

WHEREAS Li-Cycle, through its proprietary Spoke & Hub Technologies™: (i) processes lithium-ion battery manufacturing scrap and other lithium-ion battery materials (including cathode scrap, jelly rolls, electrode stacks and waste/recall batteries) at its Spokes to produce Black Mass and other intermediate products; and (ii) further processes such Black Mass at its Hubs to produce Battery-Grade Materials, including nickel sulphate, cobalt sulphate and lithium carbonate; and

WHEREAS North America Seller and Traxys North America LLC (“Traxys”) are parties to a Black Mass–Amended and Restated Marketing, Logistics and Working Capital Agreement dated as of December 15, 2021 (“Traxys Black Mass Agreement”), pursuant to which North America Seller is required to sell 100% of the annual production of Black Mass from North America Seller’s Spokes that it does not intend to process internally to Traxys and its Affiliates for a specified term; and

WHEREAS Glencore wishes to purchase (and/or cause its Affiliates to purchase) from the Sellers, and the Sellers wish to sell to Glencore and/or its Affiliates, 100% of the Sellers’ annual production of Black Mass worldwide from the Sellers’ Spokes, other than such Black Mass that is Traxys Committed Black Mass, LICY Hubs Committed Black Mass and Third Party Hubs Committed Black Mass (such remaining production, the “Glencore Committed Black Mass”); and

WHEREAS Glencore intends to purchase Glencore Committed Black Mass hereunder either for its internal consumption (or consumption by its Affiliates) or for on-sale to Third Party end customers (“Customers”); and

WHEREAS the Parties have entered into that certain Master Commercial Agreement dated as of Execution Date (the “Master Agreement”); and

WHEREAS this Agreement is intended by the Parties to be a Commercial Agreement within the meaning of the Master Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

1.	RELATIONSHIP TO MASTER AGREEMENT

This Agreement is governed by and subject to the terms and conditions of the Master Agreement, which is incorporated herein by reference. In the event of any conflict between this Agreement and the Master Agreement, the relevant provision of the Master Agreement will prevail unless this Agreement expressly states the provisions of the Master Agreement that it is intended to supersede.

2.	DEFINITIONS

2.1

In this Agreement, any capitalized term not defined herein and defined in the Master Agreement has the meaning given to such term in the Master Agreement. In addition, the following terms have the following meanings:

“Black Mass Marketing Fee” has the meaning given to such term in Section 8.1.

“Black Mass Sale Agreement” has the meaning given to such term in Section 7.1.4.

“Black Mass Tolling Arrangement (LICY as Customer)” means any agreement, contract, arrangement, or understanding, whether written or oral, including any Black Mass tolling agreement, between Li-Cycle or any of its Affiliates, on the one hand and any Third Party, on the other hand, pursuant to which the Third Party tolls or converts Li-Cycle’s Black Mass into valuable end products (including, without limitation, any tolling arrangement that provides for Li-Cycle to retain title to the applicable Black Mass and tolled end products).

“Buyer” means, as applicable, Glencore or any Affiliate thereof designated by Glencore in writing to act, and that acts, as a buyer hereunder.

“Customer Final Price” has the meaning given to such term in Section 10.1.

“Customers” has the meaning given to such term in the Recitals hereof.

“Direct Purchase Agreement” has the meaning given to such term in Section 7.1.2.

“Expense Report” means a written monthly report from Glencore setting out in reasonable detail the Transaction Costs deducted by Glencore or any of its Affiliates pursuant to the terms of this Agreement.

“Feed Tolling Arrangement (LICY as Tolling Agent)” means any agreement, contract, arrangement, or understanding, whether written or oral, including any scrap tolling agreement, between Li-Cycle or any of its Affiliates, on the one hand and any Third Party, on the other hand, pursuant to which Li-Cycle or any of its Affiliates tolls or converts the Third Party’s Feed into Black Mass (including, without limitation, any tolling arrangement that provides for the Third-Party to retain title to the applicable Feed and tolled Black Mass).

“Financing Rate” means [XXX].

“Glencore Committed Black Mass” has the meaning given to such term in the Recitals hereof.

“Inventory Management Black Mass Agreement” has the meaning given to such term in Section 7.1.4.

“LICY Hubs Committed Black Mass” means any Black Mass required for Sellers’ processing or inventory building for eventual processing at a Seller Hub, as determined by Sellers in their sole and absolute discretion.

“Master Agreement” has the meaning given to such term in the Recitals hereof.

“Off-Spec Black Mass” has the meaning given to such term in Section 6.2.

“Off-Spec Agreement” has the meaning given to such term in Section 7.1.3.

“On-Sale Agreement” has the meaning given to such term in Section 7.1.1.

“Parties” means any two or more of Glencore, Li-Cycle, North America Seller, EMEA Seller, APAC Seller or any other Seller that becomes a party hereto; and “Party” means any one of such Persons.

“Sellers” means Li-Cycle, North America Seller, EMEA Seller and APAC Seller, and includes any Affiliate of Li-Cycle that becomes a party hereto and is designated as a Seller for the purposes hereof.

“Supplemental Black Mass Marketing Fee” has the meaning given to such term in Section 8.2.

“Term” means the term of this Agreement set forth in the Master Agreement.

“Third Party” means a Person that is not a Party or an Affiliate thereof.

“Third Party Hubs Committed Black Mass” means any Black Mass subject to a Black Mass Tolling Arrangement (LICY as Customer).

“Tolling Arrangement” means any Feed Tolling Arrangement (LICY as Tolling Agent) or Black Mass Tolling Arrangement (LICY as Customer).

“Transaction Costs” means all usual and customary costs, losses or damages that are reasonably incurred by Glencore or its Affiliates, as applicable, in relation to the purchase, transportation, transactional financing and sale of the Glencore Committed Black Mass to Customers, pursuant to this Agreement, including (without duplication):

(i)	direct, out-of-pocket costs associated with the transportation of the Glencore Committed Black Mass, including, among other things,

a.

all freight, demurrage, dead freight, charter hire and any other sums due pursuant to any charter of any vessel engaged in the carriage of the Glencore Committed Black Mass, together with costs of inspection of the carrying vessels, and

b.	port costs at both the loading and discharge ports;

(ii)	costs of inspection, supervision and testing or analyzing of the Glencore Committed Black Mass;

(iii)	costs of insurance;

(iv)	taxes, duties, or similar sums, whether levied against the Glencore Committed Black Mass, the freight or otherwise;

(v)

losses, claims, damages or expenses incurred or paid to Third Parties in respect of the Glencore Committed Black Mass, its transportation and on-sale, including legal expenses incurred in defending or bringing such claims, but only to the extent such losses, claims, damages or expenses so incurred or paid do not result from the breach by the Buyers of their obligations under this Agreement;

(vi)	hedging costs and expenses, if hedging is requested by Sellers or required by the applicable Customer;

(vii)	financing charges at the Financing Rate in respect of all sums paid by the applicable Buyer, including fees and expenses in relation to any letters of credit; and

(viii)	any other relevant usual and customary costs and expenses incurred by the Buyer which are attributable to the on-sale of the Glencore Committed Black Mass to Customers.

“Traxys” has the meaning given to such term in the Recitals hereof.

“Traxys Black Mass Agreement” has the meaning given to such term in the Recitals hereof.

“Traxys Committed Black Mass” means any Black Mass committed to Traxys under the Traxys Black Mass Agreement, as determined by the text of the Traxys Black Mass Agreement as in effect on the date hereof.

“Traxys Customer Contract” means an on-sale agreement between Traxys and any third-party end customer purchasing Black Mass acquired by Traxys from North America Seller under the Traxys Black Mass Agreement.

[XXX].

2.2	Any other abbreviations used in this Agreement will be as per the usual standard of the industry.

3.	RESERVED

4.	PURCHASE AND SALE

During the Term, on the terms and conditions set forth herein, the Sellers hereby agree to sell to Glencore and/or its Affiliates, and Glencore hereby agrees to purchase (and/or to cause its Affiliates to purchase) from the Sellers, 100% of the Glencore Committed Black Mass. For the avoidance of doubt, Glencore is entitled to designate any of its Affiliates as a buyer hereunder and any Affiliate so designated by Glencore in writing to act, and that acts, as a buyer hereunder shall be an express third party beneficiary of this Agreement.

5.	VOLUME & DELIVERY OF GLENCORE COMMITTED BLACK MASS; COOPERATION ON SCHEDULING & ON-SALE

5.1	Prior to the Start Date of the Initial Term and at least 15 calendar days prior to the start of each calendar quarter thereafter during the Term,

5.1.1	the Sellers shall advise Glencore of the volume of Glencore Committed Black Mass expected to be available for sale to Glencore hereunder during the next rolling 12-month period; and

5.1.2

the Sellers and Glencore shall seek to mutually agree on the applicable delivery schedule for the Glencore Committed Black Mass to be sold hereunder for such calendar quarter, including the number of shipments and the allocation of volume among such shipments.

5.2

In addition, subject to compliance with Applicable Law, Sellers shall advise Glencore from time to time of their preferred commercial terms with respect to the sale of the Glencore Committed Black Mass under the Black Mass Sale Agreements, having regard to (among other things) the applicable benchmark pricing, quotational periods, preliminary/final payment provisions, and financing and hedging requirements. Glencore shall use commercially reasonable efforts to negotiate suitable terms with the Customer taking into consideration Sellers’ preferred commercial terms, it being acknowledged, however, that (i) the commercial terms that can ultimately be achieved will be determined by the relevant markets and Customers and (ii) Glencore retains discretion with respect to the on-sale pricing of the Glencore Committed Black Mass.

5.3

Glencore specifically acknowledges and agrees that all decisions concerning Spoke operations and the timing and quantity of Glencore Committed Black Mass available for sale to the Buyers under this Agreement shall be made by the Sellers, in their sole and absolute discretion. The Sellers may determine that some or all of their Black Mass production may be required for internal purposes (including inventory build, commissioning and start-up of commercial production at a Hub), thus reducing the quantity of Glencore Committed Black Mass available for sale to Buyer under this Agreement. Notwithstanding the foregoing, nothing in this Section 5.3 shall excuse Sellers from (i) meeting their respective delivery obligations under Black Mass Sale Agreements, (ii) meeting any Black Mass delivery schedules agreed by Sellers and Glencore pursuant to Section 5.1.2 hereof or (iii) otherwise complying with their respective obligations under Section 5.1 hereof.

6.	QUALITY & SPECIFICATIONS OF BLACK MASS

6.1

The Specifications of the Glencore Committed Black Mass will be advised by the Sellers to Glencore. The Sellers and Glencore shall discuss the specifications of the Glencore Committed Black Mass from time to time, based upon Customer demands in connection with the entry into an On-Sale Agreement or Glencore’s requirements in connection with a Direct Purchase Agreement pursuant to Section 7.1 below.

6.2

If either the Buyer or the applicable Seller determines, acting reasonably pursuant to its own analysis, that any delivery of Glencore Committed Black Mass does not meet the specifications agreed by the Parties pursuant to Section 7.1 in any respect (“Off-Spec Black Mass”), then the Party making such determination shall promptly notify the other Party.

7.	BLACK MASS SALE AGREEMENTS

7.1

The applicable Buyer shall be the off-taker for the Glencore Committed Black Mass sold hereunder. The sale or other treatment of the Glencore Committed Black Mass will be determined by the Parties as follows:

7.1.1

The Buyer may on-sell Glencore Committed Black Mass to Customers as principal pursuant to an on-sale agreement between the Buyer and the Customer for the relevant Glencore Committed Black Mass and a corresponding purchase agreement with the Sellers. Unless otherwise agreed by Seller and Buyer, such on-sale agreements will contain substantially the same terms and conditions as the applicable purchase agreement, including as to the characteristics of the Glencore Committed Black Mass and any product warranties with respect thereto (such agreements, the “On-Sale Agreements”);

7.1.2

From time to time, Sellers and Glencore may mutually agree that a Buyer will purchase Glencore Committed Black Mass from the Sellers as principal, pursuant to a purchase agreement with the Sellers on terms and conditions mutually agreed by the Parties, including as to the characteristics of the Glencore Committed Black Mass, product warranties with respect thereto, treatment of any Off-Spec Black Mass, and pricing and payment terms (such agreements, the “Direct Purchase Agreements”);

7.1.3

In the event that any Glencore Committed Black Mass pursuant to an On-Sale Agreement is determined to be Off-Spec Black Mass, then Glencore will use its commercially reasonable efforts to place such Off-Spec Black Mass with a Customer, and Glencore will enter into binding agreements for the placement of such Off-Spec Black Mass based on the then-achievable pricing based on the specifications of such Off-Spec Black Mass and the underlying reasons for such Black Mass being Off-Spec Black Mass (such agreements, the “Off-Spec Agreements”), provided that if Glencore is unable to place such Off-Spec Black Mass with a Customer, then Glencore shall dispose of such Off-Spec Black Mass and Glencore’s handling and disposal costs will be [XXX], and Glencore shall add to its Transaction Costs any amounts previously paid by Glencore to the Sellers with respect to such Off-Spec Black Mass; and

7.1.4

From time to time, the Parties may engage in inventory management, in which event Glencore and the Sellers will negotiate in good faith to determine a mutually agreeable solution, which may include the sale and stockpiling or inventory building of Glencore Committed Black Mass and a subsequent resale to Sellers, and the Parties will enter into definitive agreements reflecting the terms and conditions of such treatment, including applicable storage and financing costs (such agreements, the “Inventory Management Black Mass Agreements” and together with the On-Sale Agreements and the Direct Purchase Agreements and the Off-Spec Agreements, the “Black Mass Sale Agreements”).

7.2

In the event of any conflict between this Agreement and any Black Mass Sale Agreement, the relevant provision of this Agreement will prevail unless such Black Mass Sale Agreement expressly states the provisions of this Agreement that it is intended to supersede.

7.3

None of Li-Cycle or any of its Affiliates will enter into any Tolling Arrangement that would prevent Li-Cycle or any of its Affiliates from performing under any Black Mass Sale Agreement in effect as of the date of such Tolling Arrangement.

8.	Black Mass Marketing Fee

8.1

The applicable Seller shall pay the Buyer a marketing fee equal to [XXX], for any Glencore Committed Black Mass delivered and fully paid for hereunder (the “Black Mass Marketing Fee”), provided that, notwithstanding any provision hereof or the Master Agreement, the Buyer shall not be entitled to a Black Mass Marketing Fee on (i) any Traxys Committed Black Mass, subject to Section 8.2, (ii) any LICY Hubs Committed Black Mass, (iii) any Black Mass that is purchased by Buyer pursuant to a Direct Purchase Agreement, or (iv) any Third Party Hubs Committed Black Mass. Glencore, or the applicable Buyer, shall have the right to deduct the Black Mass Marketing Fee with respect to a shipment of Black Mass from Glencore’s, or the applicable Buyer’s, payment to the applicable Seller for the purchase of such Black Mass pursuant to the applicable On-Sale Agreement.

8.2

Glencore shall be paid a supplemental marketing fee (the “Supplemental Black Mass Marketing Fee”) equal to [XXX]. Any Supplemental Black Mass Marketing Fee invoiced by the Buyer during the preceding calendar month shall be paid monthly.

8.3

If, for any Black Mass delivered hereunder, the Customer Final Price is not available or readily determinable, then the Parties shall discuss and agree on a pro forma purchase price for the purposes of calculating the applicable Black Mass Marketing Fee. Such pro forma purchase price shall be based on the prevailing market price for the same or similar Black Mass.

8.4

The Buyer shall handle all logistics and execute all contract handling and shipping matters from and after delivery to the Buyer hereunder and shall act in such matters in good faith and in the ordinary course of business and in the same manner that it would when handling and shipping its own products.

9.	DELIVERY & SHIPMENT

9.1	All Glencore Committed Black Mass to be sold hereunder shall be delivered by Seller to Buyer at the applicable Spoke EXW (Incoterms® 2020), unless otherwise agreed by the applicable Buyer and Seller.

9.2

All Glencore Committed Black Mass will be packaged (1) in accordance with UN3077 packing instructions and will be in UN-rated bulk bags for shipment and adjusted as necessary according to Buyer and/or Customer requirements (including for packaging in a manner suitable for maritime transport) and (2) in accordance with any other packaging requirements set forth in the applicable Black Mass Sale Agreement.

10.	PRICING

10.1

On-Sale Agreement Pricing. If the Glencore Committed Black Mass has been sold forward by the Buyer to a Customer pursuant to Section 7.1.1, then the final pricing to be set out in a final invoice for such Glencore Committed Black Mass shall be the price (the “Customer Final Price”) specified in the applicable On-Sale Agreement.

10.2

Direct Purchase Agreement Pricing. If the Glencore Committed Black Mass has been sold to the Buyer pursuant to Section 7.1.2, then the final pricing to be set out in a final invoice for such Glencore Committed Black Mass shall be the price specified in the applicable Direct Purchase Agreement. In the event that the Buyer and Seller are unable to reach agreement on the final pricing to be specified in any Direct Purchase Agreement, such price may be determined by Referee Determination in accordance with, and subject to the limitations set forth in, the Master Agreement.

10.3

Off-Spec Agreement Pricing. If the Off-Spec Black Mass has been sold forward by the Buyer to a Customer pursuant to Section 7.1.3, then the final pricing to be set out in a final invoice for such Glencore Committed Black Mass shall be the price specified in the applicable Off-Spec Agreement.

10.4

Transaction Costs. The Buyer shall be entitled to deduct its Transaction Costs with respect to each shipment of Glencore Committed Black Mass sold by the Buyer to a Customer from the final payment for such Glencore Committed Black Mass. All Transaction Costs so deducted must be supported by an Expense Report. The Parties will agree in advance which categories of Transaction Costs will apply with respect to each prospective On-Sale Agreement, provided that the Parties acknowledge and agree that Buyer will not be required to obtain Seller’s pre-approval of any additional Transaction Cost categories (in accordance with the definition of Transaction Costs herein) that Buyer determines from time to time to be reasonably necessary in connection with the performance of such On-Sale Agreement.

10.5	U.S. Dollars. All prices shall be stated, and all payments shall be made, in U.S. Dollars, unless otherwise agreed by the applicable Buyer and Seller.

11.	INCOTERMS®

Unless otherwise specified herein, Incoterms® 2020 shall be applicable for the duration of this Agreement.

12.	NOTICES

It is agreed that any and all notices required or permitted to be given to a Party under the terms of this Agreement shall be given in writing and sent by email or courier or delivered by hand to the Party to be notified at the following respective addresses or any new addresses regarding which the respective Parties have been informed to the sending of such notices, namely:

(a)	Li-Cycle:

Li-Cycle Holdings Corp.

Suite 590, 207 Queen’s Quay West

Toronto, Ontario M5J 1A7

Canada

Attention: [XXX]

Email: [XXX]

(b)	North America Seller:

Li-Cycle Americas Corp.

Suite 590, 207 Queen’s Quay West

Toronto, Ontario M5J 1A7

Canada

Attention: [XXX]

Email: [XXX]

(c)	EMEA Seller:

Li-Cycle Europe AG

Neuhofstrasse 6

6340 Baar

Zug, Switzerland

Attention: [XXX]

Email: [XXX]

(d)	APAC Seller:

Li-Cycle APAC Pte. Ltd.

77 Robinson Road

#13-00

Robinson 77

Singapore (068896)

Attention: [XXX]

Email: [XXX]

(e)	Glencore:

330 Madison Avenue

New York, NY

10017

Attention: [XXX]

Email: [XXX]

With copy to: [XXX]

Email: [XXX]

or to such other street address, individual, email address or electronic communication number as may be designated by notice given by a Party to the other Parties hereunder. Any such notice shall be deemed to have been given the next business day in the place to which it is sent (if sent by email or courier) or at the time of delivery (if delivered by hand).

13.	TERM AND TERMINATION

13.1

This Agreement begins on the Start Date and continues for the Term, both as defined in the Master Agreement; provided, however, that the Parties’ respective sale and purchase obligations hereunder with respect to the sale and purchase of available Black Mass produced by the Sellers’ North American Spokes shall not become effective until such time as the Traxys Black Mass Agreement has expired by its terms or is otherwise no longer in effect; [XXX].

13.2	The Parties’ respective rights to terminate this Agreement shall be exclusively governed by the Master Agreement.

13.3

If this Agreement expires or is terminated and a Black Mass Sale Agreement for Glencore Committed Black Mass is then outstanding and not terminated, then this Agreement will continue to apply to such Black Mass Sale Agreement (solely in respect of any Glencore Committed Black Mass delivered hereunder) until the Parties have satisfied their respective obligations thereunder.

14.	COUNTERPARTS AND ELECTRONIC EXECUTION:

As set forth in the Master Agreement.

[Signature page follows]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the Execution Date.

GLENCORE LTD.

By:	/s/ Kunal Sinha
Kunal Sinha, Head of Recycling

LI-CYCLE HOLDINGS CORP.

By:	/s/ Ajay Kochhar
Ajay Kochhar, Chief Executive Officer

LI-CYCLE AMERICAS CORP.

By:	/s/ Alan Ferguson
Alan Ferguson, VP, Commercial

LI-CYCLE EUROPE AG

By:	/s/ Elewout Depicker
Elewout Depicker, VP, Commercial

LI-CYCLE APAC PTE. LTD.

By:	/s/ Dawei Li
Dawei Li, President